Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
January 30, 2025

A. O. Smith Reports 2024 Results and Introduces 2025 Guidance
2024 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $3.8 billion, a decrease of 1% primarily driven by lower sales in China
•Net earnings of $533.6 million and diluted earnings per share (EPS) of $3.63, a 2% decrease, primarily due to lower sales as well as a $0.10 reduction to EPS for restructuring and impairment expenses to right size the businesses in China and North America water treatment
•Adjusted earnings of $548.0 million resulted in adjusted EPS of $3.73, a decrease of 2%
•Returned $496 million of capital to shareholders through dividend and share repurchases
•Pureit acquisition, which closed in the fourth quarter, had a minimal impact on 2024 results
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its full year and fourth quarter 2024 results.
Key Financial Metrics
Full Year
(in millions, except per share amounts)

	2024	2023	% Change YoY
Net sales	$3,818	$3,853	-1%
Net earnings	$533.6	$556.6	-4%
Adjusted earnings	$548.0[1]	$574.8[2]	-5%
Diluted earnings per share	$3.63	$3.69	-2%
Adjusted earnings per share	$3.73[1]	$3.81[2]	-2%
1Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
2Excludes restructuring and impairment expenses and pension settlement income. See accompanying GAAP to Non-GAAP reconciliations

Fourth Quarter
(in millions, except per share amounts)

	Q4 2024	Q4 2023	% Change YoY
Net sales	$912.4	$988.1	-8%
Net earnings	$109.7	$137.3	-20%
Adjusted earnings	$124.1[3]	$144.4[4]	-14%
Diluted earnings per share	$0.75	$0.92	-18%
Adjusted earnings per share	$0.85[3]	$0.97[4]	-12%
3Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
4Excludes restructuring and impairment expenses and pension settlement expense. See accompanying GAAP to Non-GAAP reconciliations
“After three years of record sales, A. O. Smith’s 2024 sales declined due to a weak economy in China continuing to negatively impact consumer demand and soft North America water heater demand in the second half of the year. Boiler sales increased 8% in North America led by our high-efficiency commercial products,” noted Kevin J. Wheeler, chairman and chief executive officer. “Despite facing further weakening of the Chinese economy and inventory fluctuations in the North America water heater channel, I am proud of the actions our teams took to optimize our businesses while also continuing to make investments for the future. I am also pleased to welcome Pureit to the A. O. Smith family. We remain focused on taking care of our customers and offering innovative, market-leading water heating and water treatment products.”
Full year and fourth quarter 2024 adjusted earnings exclude pre-tax restructuring and impairment expenses of $17.6 million. In China, severance expenses of $11.3 million were related to the right sizing of that business for current market conditions. In North America, $6.3 million of restructuring and impairment expenses were recognized in the water treatment business as part of a profitability improvement strategy that prioritizes improving the Company’s cost structure and emphasizes more profitable channels.
Segment-level Performance
North America
Full Year 2024
2024 sales of $3.0 billion increased slightly compared to 2023 as water heater pricing benefits and higher boiler and water treatment sales were offset by lower water heater volumes.
Segment earnings were $707.5 million and segment margin was 24.0% in 2024 compared to segment earnings of $726.7 million and segment margin of 24.9% in 2023. 2024 adjusted segment earnings and adjusted segment margin were $713.8 million and 24.2%, respectively. 2023 adjusted segment earnings were $726.0 million and adjusted segment margin was 24.8%. The lower segment earnings and segment margin in 2024 compared to 2023 were primarily driven by pricing benefits and higher boiler and water treatment sales that were more than offset by lower and more volatile water heater volumes and continued strategic investments.

Fourth Quarter 2024
Fourth quarter sales of $689.8 million decreased 7% compared to fourth quarter sales in the prior year period as lower water heater volumes were partially offset by pricing benefits and higher boiler sales and water treatment sales.
Segment earnings were $147.9 million, and segment margin was 21.4% in 2024 compared to segment earnings of $169.0 million and segment margin of 22.9% in 2023. Fourth quarter 2024 adjusted segment earnings were $154.2 million and adjusted segment margin was 22.4%, compared to adjusted segment earnings of $173.3 million and adjusted segment margin of 23.5% in 2023. The year-over-year decrease in segment earnings and segment margin was primarily due to lower water heater volumes partially offset by pricing benefits and lower material costs.
Rest of World
Full Year 2024
Rest of World sales of $918.6 million decreased 4% year-over-year, including an unfavorable currency translation impact of $13 million primarily related to sales in China. In local currency, third party segment sales decreased by approximately 4% year-over-year. The decrease in local currency sales in 2024 was primarily driven by lower volumes of water heater and water treatment products, partially offset by higher sales of kitchen products in China. Sales in India increased 13% in local currency in 2024 due to continued strong demand for water heater and water treatment products.
Segment earnings were $64.5 million and segment margin was 7.0% in 2024 compared to segment earnings of $83.4 million and segment margin of 8.7% in the prior year. 2024 adjusted segment earnings and adjusted segment margin were $75.8 million and 8.3%, respectively, compared to adjusted segment earnings of $99.1 million and adjusted segment margin of 10.4% in 2023. The lower segment earnings and segment margin in 2024 compared to 2023 were primarily driven by lower sales in China, partially offset by lower material costs.
Fourth Quarter 2024
Rest of World sales of $236.6 million decreased 9% year-over-year. The decrease in sales in the fourth quarter of 2024 was primarily driven by lower sales in China. Sales in India increased 11% in local currency.
Segment earnings were $7.8 million, and segment margin was 3.3% in the fourth quarter of 2024, compared to segment earnings of $26.6 million and segment margin of 10.2% in the same period of 2023. Adjusted segment earnings were $19.1 million and adjusted segment margin was 8.1% in the fourth quarter of 2024. Adjusted segment earnings and adjusted segment margin were $29.8 million and 11.5%, respectively, in the fourth quarter of 2023. The lower segment earnings and segment margin compared to the prior year were primarily due to lower sales volumes in China.

Balance Sheet, Liquidity and Capital Allocation
As of December 31, 2024, cash and marketable securities balances totaled $276.1 million and debt totaled $193.2 million, resulting in a leverage ratio of 9.3% as measured by total debt-to-total capitalization.
Cash provided by operations was $581.8 million and free cash flow was $473.8 million in 2024, a decrease compared to 2023, primarily driven by lower earnings and higher inventory balances that more than offset lower accounts receivable balances.
As part of its commitment to return capital to shareholders, the Company repurchased 3.8 million shares at a cost of $305.8 million in 2024. As of December 31, 2024, authority remained to repurchase approximately 1.7 million additional shares. In January 2025, the Company’s board of directors increased the number of shares authorized for repurchase by an additional 5 million shares. The Company expects to increase its spending to repurchase shares in 2025 to approximately $400 million.
On January 16, 2025, the Company’s board of directors approved a $0.34 per share dividend for shareholders of record on January 31, payable on February 18, marking 85 consecutive years of dividend payments.
Outlook
2025 Outlook
(in millions except per share amounts)

	2024	2025 Outlook
	Actual	Low End	High End
Net sales	$3,818	$3,800	$3,900
Diluted earnings per share	$3.63	$3.60	$3.90
Adjusted earnings per share	$3.73[5]	$3.60	$3.90
5Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“Our outlook for 2025 projects our consolidated sales to be flat to up 2% compared to 2024. We expect our full-year EPS to be between $3.60 and $3.90, slightly higher than 2024 at the mid-point. In North America, we anticipate water heater industry unit volumes to be flat year-over-year with less first half versus second half volatility compared to 2024. In our Rest of World segment, we expect a single-digit sales decline in China as consumer demand remains low. We project continued double-digits sales growth in India,” stated Wheeler.
“We believe our strong balance sheet and free cash flow continue to provide us the liquidity to focus on our capital allocation priorities of organic growth, acquisitions, dividends and share repurchases, which we believe will enable us to execute our strategy to invest and grow profitably.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Fourth Quarter 2024 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of restructuring and impairment charges and pension settlement income and expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; potential weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; failure to realize the expected benefits of acquisitions or expected synergies; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net sales	$912.4	$988.1	$3,818.1	$3,852.8
Cost of products sold	574.3	618.3	2,362.0	2,368.0
Gross profit	338.1	369.8	1,456.1	1,484.8
Selling, general and administrative expenses	182.0	185.0	739.3	727.4
Restructuring and impairment expenses	17.6	3.2	17.6	18.8
Interest expense	2.4	1.1	6.7	12.0
Other (income) expense	(9.0)	3.6	(8.5)	(6.9)
Earnings before provision for income taxes	145.1	176.9	701.0	733.5
Provision for income taxes	35.4	39.6	167.4	176.9
Net earnings	$109.7	$137.3	$533.6	$556.6
Diluted earnings per share of common stock(1)	$0.75	$0.92	$3.63	$3.69
Average common shares outstanding (000’s omitted)	145,758	149,436	147,084	151,016
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(Unaudited) December 31, 2024	December 31, 2023
ASSETS:
Cash and cash equivalents	$239.6	$339.9
Marketable securities	36.5	23.5
Receivables	541.4	596.0
Inventories	532.1	497.4
Other current assets	43.3	43.5
Total Current Assets	1,392.9	1,500.3
Net property, plant and equipment	628.7	597.5
Goodwill and other intangibles	1,082.8	970.1
Operating lease assets	32.8	37.3
Other assets	102.8	108.7
Total Assets	$3,240.0	$3,213.9
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$588.7	$600.4
Accrued payroll and benefits	78.5	92.2
Accrued liabilities	153.0	177.4
Product warranties	67.0	65.3
Debt due within one year	10.0	10.0
Total Current Liabilities	897.2	945.3
Long-term debt	183.2	117.3
Pension liabilities	11.0	10.5
Operating lease liabilities	23.5	27.9
Other liabilities	241.6	268.5
Stockholders’ equity	1,883.5	1,844.4
Total Liabilities and Stockholders’ Equity	$3,240.0	$3,213.9

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2024	2023
Operating Activities
Net earnings	$533.6	$556.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	78.8	78.3
Stock based compensation expense	14.9	11.5
Deferred income taxes	(4.6)	(3.8)
Non-cash impairments	4.7	15.6
Pension settlement (income) expense	—	(0.9)
Pension settlement non-cash taxes	—	0.2
Net changes in operating assets and liabilities:
Current assets and liabilities	(22.6)	20.0
Noncurrent assets and liabilities	(23.0)	(7.2)
Cash Provided by Operating Activities	581.8	670.3
Investing Activities
Capital expenditures	(108.0)	(72.6)
Acquisitions	(145.9)	(16.8)
Investment in marketable securities	(73.7)	(63.1)
Net proceeds from sale of marketable securities	60.5	128.4
Cash Used in Investing Activities	(267.1)	(24.1)
Financing Activities
Long-term debt incurred (repaid)	69.7	(218.1)
Common stock repurchases	(305.8)	(306.5)
Net proceeds from stock option activity	18.1	23.4
Dividends paid	(190.4)	(183.5)
Cash Used In Financing Activities	(408.4)	(684.7)
Effect of exchange rate changes on cash and cash equivalents	(6.6)	(12.8)
Net decrease in cash and cash equivalents	(100.3)	(51.3)
Cash and cash equivalents - beginning of period	339.9	391.2
Cash and Cash Equivalents - End of Period	$239.6	$339.9

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Net sales
North America	$689.8	$738.0	$2,950.1	$2,922.9
Rest of World	236.6	260.2	918.6	956.9
Inter-segment sales	(14.0)	(10.1)	(50.6)	(27.0)
	$912.4	$988.1	$3,818.1	$3,852.8
Earnings
North America (1)	$147.9	$169.0	$707.5	$726.7
Rest of World (2)	7.8	26.6	64.5	83.4
Inter-segment earnings elimination	—	(0.5)	(0.4)	(0.5)
	155.7	195.1	771.6	809.6
Corporate expense (3)	(8.2)	(17.1)	(63.9)	(64.1)
Interest expense	(2.4)	(1.1)	(6.7)	(12.0)
Earnings before income taxes	145.1	176.9	701.0	733.5
Provision for income taxes	35.4	39.6	167.4	176.9
Net earnings	$109.7	$137.3	$533.6	$556.6

Additional Information
(1) North America
includes restructuring and impairment expense of:	6.3	—	6.3	—
includes pension settlement expense (income) of:	$—	$4.3	$—	$(0.7)
(2) Rest of World
includes restructuring and impairment expense of:	11.3	3.2	11.3	15.7
(3) Corporate expense
includes pension settlement expense (income) of:	—	0.8	—	(0.2)
includes impairment expense of:	—	—	—	3.1

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net Earnings (GAAP)	$109.7	$137.3	$533.6	$556.6
Restructuring and impairment expenses, before tax	17.6	3.2	17.6	18.8
Pension settlement expense (income), before tax	—	5.1	—	(0.9)
Tax effect on above items	(3.2)	(1.2)	(3.2)	0.3
Adjusted Earnings (non-GAAP)	$124.1	$144.4	$548.0	$574.8

Diluted Earnings Per Share (GAAP)(1)	$0.75	$0.92	$3.63	$3.69
Restructuring and impairment expenses, per diluted share, before tax	0.12	0.02	0.12	0.12
Pension settlement expense (income) per diluted share, before tax	—	0.04	—	—
Tax effect on above items per diluted share	(0.02)	(0.01)	(0.02)	—
Adjusted Earnings Per Share (non-GAAP)(1)	$0.85	$0.97	$3.73	$3.81
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP) and adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Earnings Before Provision for Income Taxes (GAAP)	$145.1	$176.9	$701.0	$733.5
Add: Corporate expense(1)	8.2	17.1	63.9	64.1
Add: Interest expense	2.4	1.1	6.7	12.0
Total Segment Earnings (non-GAAP)	$155.7	$195.1	$771.6	$809.6

North America(2)	$147.9	$169.0	$707.5	$726.7
Rest of World(3)	7.8	26.6	64.5	83.4
Inter-segment earnings elimination	—	(0.5)	(0.4)	(0.5)
Total Segment Earnings (non-GAAP)	$155.7	$195.1	$771.6	$809.6

Additional Information
(1)Corporate expense	$(8.2)	$(17.1)	$(63.9)	$(64.1)
Pension settlement expense (income), before tax	—	0.8	—	(0.2)
Impairment expense, before tax	—	—	—	3.1
Adjusted Corporate expense (non-GAAP)	$(8.2)	$(16.3)	$(63.9)	$(61.2)

(2)North America	$147.9	$169.0	$707.5	$726.7
Restructuring and impairment expenses, before tax	6.3	—	6.3	—
Pension settlement expense (income), before tax	—	4.3	—	(0.7)
Adjusted North America (non-GAAP)	$154.2	$173.3	$713.8	$726.0

(3)Rest of World	$7.8	$26.6	$64.5	$83.4
Restructuring and impairment expenses, before tax	11.3	3.2	11.3	15.7
Adjusted Rest of World (non-GAAP)	$19.1	$29.8	$75.8	$99.1

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Twelve Months Ended December 31,
	2024	2023
Cash provided by operating activities (GAAP)	$581.8	$670.3
Less: Capital expenditures	(108.0)	(72.6)
Free cash flow (non-GAAP)	$473.8	$597.7

A. O. SMITH CORPORATION
2025 EPS Guidance and 2024 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2025 Guidance	2024
Diluted EPS (GAAP)	$3.60 - 3.90	$3.63
Restructuring and impairment expenses	—	0.10	(1)
Adjusted EPS (non-GAAP)	$3.60 - 3.90	$3.73
(1) Includes pre-tax restructuring and impairment expenses of $11.3 million and $6.3 million, within the Rest of World segment and North America segment, respectively.